Exhibit 99.1

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
(Pursuant to Rule 438 under the Securities Act of 1933)

I, Chantal Wessels, hereby consent to being named in the Registration Statement on Form S-1 of VenHub Global, Inc., a Nevada corporation (the “Company”), and any amendments or supplements thereto, as a person who has been nominated to become a director of the Company.

Date:10/2/2025

/s/ Chantal Wessels

Chantal Wessels